EXHIBIT 4.1

WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

Warrant Certificate No. W-1

Original Issue Date: November 29, 2018

FOR VALUE RECEIVED, AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), hereby certifies that each of Evergreen Parent, L.P., a Delaware limited partnership, and its successors and assigns (the “Holder”), is entitled to purchase from the Company a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Holder’s Warrant Amount at a purchase price per Warrant Share equal to the Exercise Price, all subject to the terms, conditions and adjustments set forth below in this Warrant.

1.        Definitions.  As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price in effect as of the Exercise Date in accordance with the terms of this Warrant.

“Board” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by law to close.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any other securities of the Company into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Common Stock Deemed Outstanding” means, at any given time, the aggregate number of shares of Common Stock (or other securities of the Company then purchasable upon exercise of this Warrant) which would be outstanding on such date on a fully diluted basis and assuming that all Convertible Securities (including any Convertible Securities that would be received upon the exercise of other Convertible Securities) outstanding on such date shall have been fully exercised on such date (whether or not then exercisable); provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries.

“Company” has the meaning set forth in the preamble.

“Convertible Securities” means any Options, warrants (including this Warrant and any other warrant of the Company), securities and other rights to purchase that are convertible into or exchangeable for (directly or indirectly) Common Stock or other Convertible Securities.

“Current Market Price Per Share” has the meaning set forth in Section 4(f).

“Exercise Agreement” has the meaning set forth in Section 3(a)(i).

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” means an amount equal to $12.39.

“Exercised Percentage” with respect to any exercise of a portion of this Warrant as of any particular date, means an amount, expressed as a percentage, equal to (i) the number of shares of Common Stock issued upon the exercise of such portion of this Warrant as of such date of partial exercise divided by (ii) the Common Stock Deemed Outstanding as of such date of partial exercise.

“Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed or (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; provided, that if at any time the Common Stock is not listed on any domestic securities exchange, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Board and the Holder; provided, further, that if the Board and the Holder are unable to agree on the fair market value per share of the Common Stock within a reasonable period of time (not to exceed ten (10) Business Days from the Company’s receipt of the Exercise Agreement), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm retained by the Company and reasonably acceptable to the Holder). The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne by the Company.

In determining the Fair Market Value of the Common Stock, an orderly sale transaction between a willing buyer and a willing seller shall be assumed, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity of the Common Stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the Common Stock Deemed Outstanding (including fractional interests).

“Holder” has the meaning set forth in the preamble.

“Initial Public Offering” means the first registered public offering of Common Stock under the United States securities laws after the date hereof or any amalgamation, scheme of arrangement or consolidation as a result of which the members of the Company receive, as the consideration in such amalgamation, scheme of arrangement or consolidation, equity securities of a class that (i) has been registered as part of a public offering under the United States securities laws and (ii) is publicly traded on a securities exchange or quoted on an automated interdealer quotation system in or outside the United States.

“LP Agreement” means the Amended and Restated Limited Partnership Agreement of Evergreen Parent, L.P., dated as of November 29, 2018, as it may be amended from time to time.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Date” means November 29, 2018.

“Person” means any individual or partnership (general or limited), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization or other legal entity.

“Securities Act” has the meaning set forth in Section 9(a).

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Amount” as of any Exercise Date, means a number of Warrant Shares equal to (a) the Warrant Percentage as of such Exercise Date multiplied by (b) the Common Stock Deemed Outstanding as of such Exercise Date; provided, however, that the Warrant Amount shall be fixed in accordance with the foregoing formula (subject to additional changes pursuant to Section 4 hereof) at the close of business on the day immediately preceding the date of consummation of an Initial Public Offering, if any.

“Warrant Percentage” as of any Exercise Date, means 10% less (i) in any case when a portion of this Warrant shall have been previously exercised on one specific occasion, the Exercised Percentage, or (ii) in the event that a portion of this Warrant shall have been previously exercised on more than one occasion, the sum of the Exercised Percentages calculated with respect to each such prior exercise. In the event that, as of any Exercise Date, a portion of this Warrant shall have been previously exercised on more than one occasion, the calculation of the Exercised Percentage with respect to each such prior exercise shall be made successively, commencing with the earliest such prior exercise.

“Warrant Shares” means, as of any date, the shares of Common Stock (or other security) then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.        Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof and prior to 5:00 p.m., New York time, on November 29, 2028 or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein). In the event that, at the end of the Exercise Period, the Fair Market Value of one (1) Warrant Share is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised on a cashless basis pursuant to Section 3(a) and Section 3(b)(ii) below as to all Warrant Shares for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Warrant Shares issued upon such exercise to Holder. The Company shall give the Holder written notice of the expiration of the Exercise Period not less than thirty (30) days but not more than ninety (90) days prior to the end of the Exercise Period.

3.        Exercise of Warrant.

(a)        Exercise Procedure.  This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the Warrant Amount, upon:

(i)        surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii)        payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b)        Payment of the Aggregate Exercise Price.  Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Agreement, by the following methods:

(i)        by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii)        by instructing the Company to issue the applicable number of Warrant Shares issuable upon exercise of all or any part of this Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, the Holder shall surrender this Warrant in exchange for the number of Warrant Shares as is computed using the following formula:

Where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the total number of Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 3(a).

A = the Fair Market Value of one (1) Warrant Share as of the applicable Exercise Date.

B = the Exercise Price in effect under this Warrant as of the applicable Exercise Date.

X = Y(A - B) ÷ A; or

(iii)        any combination of the foregoing.

In the event of any cashless exercise of the Warrant with Warrant Shares pursuant to clause (ii) or (iii) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) in the case of Common Stock, the Fair Market Value per Warrant Share as of the Exercise Date. If the foregoing calculation results in a negative number, then no Warrant Shares shall be issued upon a cashless exercise.

(c)        Delivery of Stock Certificates.  Upon receipt by the Company of the Exercise Agreement, surrender of this Warrant and payment of the Aggregate Exercise Price in accordance with Section 3(a)), the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(d) and any cash amounts contemplated to be paid pursuant to Section 3(b) in respect of fractions of surrendered Warrant Shares. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder or, subject to compliance with Section 5, such other Person’s name as shall be designated in the Exercise Agreement. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d)            Fractional Shares.  The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall eliminate such fractional Warrant Share by paying to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(e)        Delivery of New Warrant.  Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c), deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Percentage (or, following consummation of an Initial Public Offering, the unexercised Warrant Amount). Such new Warrant shall in all other respects be identical to this Warrant.

(f)        Valid Issuance of Warrant and Warrant Shares; Payment of Taxes.  With respect to the exercise of this Warrant, the Company hereby represents, covenants and agrees:

(i)        This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)        All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

(iii)        The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(iv)        The Company shall use its best efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares are listed at the time of such exercise.

(v)        The Company shall pay all expenses in connection with, and any and all documentary, stamp or similar issue or transfer taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(vi)        The Company shall reasonably cooperate with the Holder in the event that the exercise of this Warrant or the issuance to, or ownership of Warrant Shares by, the Holder requires any notice to, or consent or approval of, any governmental authority, including any insurance regulatory authority.

(g)        Conditional Exercise.  Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(h)        Reservation of Shares.  During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

4.        Adjustment to Exercise Price and Number of Warrant Shares.  In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and, following an Initial Public Offering, the Warrant Amount, shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a)        In case the Company shall at any time after the date hereof (i) declare a dividend or make a distribution on Common Stock payable in shares of Common Stock, (ii) subdivide or split the outstanding Common Stock, (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of shares of Common Stock (including any such reclassification in connection with a consolidation, scheme of arrangement or amalgamation in which the Company is the surviving entity), the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that, giving effect to Section 4(h), the exercise of this Warrant after such time shall entitle the Holder to receive the aggregate number of shares of Common Stock or other securities of the Company (or shares of any security into which such shares of Common Stock have been reclassified) which, if this Warrant had been exercised immediately prior to such time, the Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, amalgamation, scheme of arrangement or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(b)        In case the Company shall issue or sell any Common Stock (other than (i) Common Stock issued upon exercise of this Warrant, (ii) pursuant to the Company’s stock option plan or pursuant to any similar Common Stock related employee compensation plan of the Company approved by the Board or (iii) upon exercise or conversion of any security the issue of which previously caused an adjustment under paragraphs (c) or (d) hereof) without consideration or for a consideration per share less than the Current Market Price Per Share (as defined below) immediately preceding such issue or sale or immediately preceding the announcement thereof, if earlier, the Exercise Price to be in effect after such issue or sale shall be determined by multiplying the Exercise Price in effect immediately prior to such issue or sale or immediately preceding the announcement thereof, if earlier, as the case may be, by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to the time of such issue or sale multiplied by the Current Market Price Per Share immediately prior to such issue or sale or immediately preceding the announcement thereof, as the case may be and (B) the aggregate consideration, if any, to be received by the Company upon such issue or sale, and the denominator of which shall be the product of (1) the number of shares of Common Stock outstanding immediately after such issue or sale and (2) the Current Market Price Per Share immediately prior to such issue or sale or immediately preceding the announcement thereof, as the case may be. In case any portion of the consideration to be received by the Company shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board in good faith; provided that if the Holder shall object to any such determination, the Board shall retain an independent appraiser reasonably satisfactory to the Holder to determine such fair market value with the cost to be borne by the Company. The Holder shall be notified promptly of any consideration other than cash to be received by the Company and furnished with a reasonable description of the consideration and the fair market value thereof, as determined by the Board.

(c)        In case the Company shall fix a record date for the issue of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase for a period expiring within 60 days of such record date shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less than the Current Market Price Per Share on such record date or immediately preceding the announcement thereof, if earlier, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Exercise Price shall be adjusted pursuant to paragraph (b) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable, if any, by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph (b) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 4), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed, in the former event, or the Exercise Price which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

(d)        In case the Company shall issue rights, options (other than options issued pursuant to a plan described in clause (b)(ii) above) or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into shares of Common Stock) or shall issue convertible securities, and the price per share of Common Stock of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the Current Market Price Per Share immediately preceding such issue of rights, options, warrants or convertible securities or immediately preceding the announcement thereof, if earlier, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issue, and the Exercise Price shall be adjusted pursuant to paragraph (b) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the aggregate consideration paid, if any, for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph (b) hereof. Such adjustment shall be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 4), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such rights, options, warrants or convertible securities had not been issued, in the former event, or the Exercise Price which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event. No adjustment of the Exercise Price shall be made pursuant to this paragraph (d) to the extent that the Exercise Price shall have been adjusted pursuant to paragraph (c) upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefore.

(e)        In case the Company shall fix a record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation, scheme of arrangement or amalgamation in which the Company is the surviving entity) of evidences of indebtedness, assets (including cash), or other property (other than dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to paragraph (a) or (c) hereof), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date or immediately preceding the announcement thereof, by a fraction, the numerator of which shall be the Current Market Price Per Share on such record date, less the fair market value (determined as set forth in paragraph (b) hereof) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock, and the denominator of which shall be such Current Market Price Per Share on such record date. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(f)        For the purpose of any computation under this Section 4, on any determination date (i) on or prior to the Initial Public Offering, the “Current Market Price Per Share” shall, subject to the penultimate sentence of this paragraph (f), be the fair market value per share of Common Stock as reasonably determined by the Board, and (ii) after such Initial Public Offering, the Current Market Price Per Share shall be deemed to be the average (weighted by daily trading volume) of the Daily Prices (as defined below) per share of Common Stock for the 20 consecutive trading days immediately prior to such date. “Daily Price” means (A) if the shares of such class of Common Stock then are listed and traded on the New York Stock Exchange, Inc. (“NYSE”), the closing price on the NYSE on such day as reported on the NYSE Composite Transactions Tape; (B) if the shares of such class of Common Stock then are not listed and traded on the NYSE, the closing price on such day as reported by the principal national securities exchange on which the shares are listed and traded; (C) if the shares of such class of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such day on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”); or (D) if the shares of such class of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such day as reported by NASDAQ. If on any determination date the shares of such class of Common Stock are not quoted by any such organization, the Current Market Price Per Share shall be the fair market value of such shares on such determination date as reasonably determined by the Board. If the Holder shall object to any determination by the Board of the Current

Market Price Per Share, the Current Market Price Per Share shall be the fair market value per share of the applicable class of Common Stock as determined by an independent appraiser retained by the Company reasonably acceptable to the Holder with the cost to be borne by the Company. For purposes of any computation under this Section 4, the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company.

(g)        No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one-quarter of one percent in such price; provided that any adjustments which by reason of this paragraph (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment or upon exercise, if sooner. All calculations under this Section 4 shall be made to the nearest one tenth of a cent or to the nearest hundredth of a share, as the case may be.

(h)        Upon each adjustment of the Exercise Price as a result of the calculations made in this Section 4, the number of Warrant Shares for which this Warrant is exercisable immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Warrant Shares obtained by (i) multiplying the number of Warrant Shares covered by this Warrant immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment; provided that no adjustment shall be necessary pursuant to this paragraph (h) to the extent (but only to the extent) that the number of Warrant Shares for which this Warrant is exercisable has already increased (or would increase, if such Warrant were actually exercised) as a result of the transaction in question by operation of the definition of Warrant Amount.

(i)        Notwithstanding anything to the contrary contained herein, no adjustment in the Exercise Price or number of Warrant Shares for which this Warrant is exercisable shall be made to the extent that such adjustment would cause this Warrant to become subject to Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder without the consent of the Holder. Any adjustments which by reason of this paragraph (i) are not made shall be carried forward and taken into account in any subsequent adjustment or upon exercise, if sooner, subject, in each case, to the first sentence of this paragraph (i).

(j)        Not less than five nor more than thirty days prior to the record date of any action which requires an adjustment pursuant to this Section 4 (without giving effect to Section 4(i)), the Company shall file in the custody of the secretary of the Company at its principal executive office an officer’s certificate signed by the chairman, president or chief financial officer of the Company showing the adjusted Exercise Price determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the computation of such adjustment. Each such officer’s certificate shall be made available at all reasonable times for inspection by the Holder and the Company shall, promptly after such adjustment, mail a copy, by first-class mail, of such certificate to the Holder.

(k)        The Holder shall, at its option, be entitled to receive, in lieu of the adjustment pursuant to Section 4(e) otherwise required, on the date of exercise of the Warrant, the evidences of indebtedness, assets (including cash) or other property which such Holder would have been entitled to receive if it had exercised its Warrant for shares of Common Stock immediately prior to the record date with respect to such distribution. The Holder may exercise its option under this paragraph (k) by written notice to the Company within fourteen days of its receipt of the certificate of adjustment required pursuant to paragraph (j) above to be delivered by the Company in connection with such distribution.

(l)        Consolidation or Amalgamation.  In case of any consolidation or amalgamation of the Company with, or into, any other person, by any means whatsoever (other than a consolidation or amalgamation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), as the case may be, the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of securities, cash and other property receivable upon such consolidation or amalgamation by a holder of the number of shares of Common Stock for which this Warrant may have been exercised immediately prior to such consolidation or amalgamation, if any, assuming (i) such holder of Common Stock is not a Person with which the Company consolidated or amalgamated as the case may be (“constituent person”), or an affiliate of a constituent person and (ii) in the case of a consolidation or amalgamation which includes an election as to the consideration to be received by the holders, such holder of Common Stock failed to exercise its rights of election, as to the kind or amount of securities, cash and other property receivable upon such consolidation or amalgamation (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation or amalgamation, sale or transfer is not the same for each share of Common Stock held immediately prior to such consolidation or amalgamation by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Section the kind and amount of securities, cash and other property receivable upon such consolidation or amalgamation by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Adjustments for events subsequent to the effective date of such a consolidation or amalgamation shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. In any such event, effective provisions shall be made in the certificate or articles of incorporation, by-laws or other constituent documents of the resulting or surviving corporation, in any agreement, plan, scheme of arrangement, or otherwise so that the provisions set forth herein for the protection of the rights of the Holder shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this Section 4 shall similarly apply to successive consolidations and amalgamations.

5.        Transfer of Warrant.  Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes described in Section 3(f)(v) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled. This Warrant shall be divisible and transferable to limited partners of Evergreen Parent, L.P. as permitted and contemplated by the LP Agreement (and in such case this Warrant shall be divided as contemplated by Section 7(b).

6.        Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise) or receive notice of meetings. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7.        Replacement on Loss; Division and Combination.

(a)        Replacement of Warrant on Loss.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b)        Division and Combination of Warrant.  Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or

Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

8.        No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

9.        Compliance with the Securities Act.

(a)        Agreement to Comply with the Securities Act; Legend.  The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 9 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(b)        Representations of the Holder.  In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i)        The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act or as contemplated by the LP Agreement.

(ii)        The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii)        The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

  (c)        Warrant Register.  The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

10.        Notices. All notices and other communications under this Warrant must be in writing and will be deemed to have been duly given or made as follows: (a) if delivered in person, on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent, (c) if by certified or registered mail (return receipt requested), on the fifth (5th) Business Day after the mailing thereof, or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof:

to the Company:

AmTrust Financial Services, Inc.
59 Maiden Lane, 43rd Floor
New York, NY 10038
Attention:	Barry Zyskind
barry.zyskind@amtrustgroup.com

to the Holder:

Evergreen Parent, L.P.
c/o AmTrust Financial Services, Inc.
59 Maiden Lane, 43rd Floor
New York, NY 10038
Attention:	Barry Zyskind
barry.zyskind@amtrustgroup.com

and

Trident Pine Acquisition LP
c/o Stone Point GP Ltd.
20 Horseneck Lane
Greenwich, CT 06830
Attention:	David Wermuth
dwermuth@stonepoint.com

with a copy (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:	Todd E. Freed
todd.freed@skadden.com
Jon A. Hlafter
jon.hlafter@skadden.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Ross A. Fieldston
rfieldston@paulweiss.com
Adam M. Givertz
agivertz@paulweiss.com

or to such other address, in any such case, as any party hereto shall have last designated by notice to the other party. Notice shall be deemed to have been given on the day that it is sent by electronic transmission and the appropriate answerback or confirmation of successful transmission or receipt is received or, if sent by overnight courier, shall be deemed to have been given one Business Day after delivery by the courier company, or if mailed, five Business Days following the date on which such notice was so mailed. Any party may change its address for notices by giving written notice of such change to the other party.

11.        Amendment. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

12.        Waiver. No waiver of any breach of any of the terms of this Warrant shall be effective unless such waiver is in writing, signed by the party against whom such waiver is being enforced.

13.        Severability. If any provision of this Warrant shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.        No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

15.        Governing Law. This Warrant shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of Delaware.

16.        SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; SELECTION OF FORUM. EACH PARTY HERETO AGREES THAT IT MAY BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS WARRANT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS WARRANT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE DELAWARE CHANCERY COURT, OR IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY DELAWARE STATE OR FEDERAL COURT (THE “CHOSEN COURT”) AND (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURT, (II) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL AND (V) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 10.

17.        Counterparts. This Warrant may be executed in one or more counterparts and all such counterparts so executed shall constitute an original agreement binding on all the parties, but together shall constitute but one instrument.

18.        Entire Agreement. This Warrant constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, and all contemporaneous oral agreements, in respect thereof.

19.        No Waivers. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other party, whether of a similar or dissimilar nature thereof.

20.        Successors and Assigns. Except as otherwise provided herein, this Warrant shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assignees under this Warrant.

21.        Remedies Not Exclusive. Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Warrant now or hereafter existing at law or in equity or by statute.

22.        Representation by Counsel. Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Warrant. Therefore, the parties intend that no provision of this Warrant shall be construed against or interpreted to the disadvantage of any party by any court or arbitrator or any governmental authority by reason of such party having drafted or being deemed to have drafted such provision.

[Signature page follows]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

AMTRUST FINANCIAL SERVICES, INC.

By: /s/ Barry D. Zyskind
Name: Barry D. Zyskind
Title: Chief Executive Officer and President

Accepted and agreed,

EVERGREEN PARENT, L.P.
By: Evergreen Parent GP, LLC, its general partner

By: /s/ Barry D. Zyskind
Name: Barry D. Zyskind
Title: Manager

[Signature Page to Warrant]

ANNEX A

EXERCISE AGREEMENT

[To be executed only upon exercise of Warrant]

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of              shares of Common Stock of AmTrust Financial Services, Inc. and herewith makes payment in accordance with the terms of the Warrant, all at the price and on the terms and conditions specified in this Warrant and requests that such [shares of Common Stock] hereby acquired be issued in the name of                                               whose address is                                                                           and, if such [shares of Common Stock] shall not include all of the [shares of Common Stock] issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the [shares of Common Stock] issuable hereunder be delivered to the undersigned.

Method of Payment of Exercise Price:

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

Annex A

ANNEX B

ASSIGNMENT FORM

Dated                                     ,

FOR VALUE RECEIVED,                                                           hereby sells,

assigns and transfers unto                                                                  ,

(please type or print in block letters)

(insert address)

its right to purchase up to                          of the [shares of Common Stock] represented by this Warrant Agreement and does hereby irrevocably constitute and appoint                                          attorney, to transfer the same on the books of the Company, with full power of substitution in the premises.

Signature:

Annex B